Exhibit 10.11

SERVICES AGREEMENT

     This Services Agreement (the “Agreement”) is entered into as of the Effective Date, as that term is defined herein, by and between BWC Mortgage Services (“BWC”) and Bank of Commerce MortgageSM, an affiliate of Redding Bank of Commerce, a state chartered commercial bank (“BoC”).

RECITALS

     WHEREAS, BWC is duly licensed as a real estate broker by the State of California and is engaged in the business of brokering residential mortgage loans.

     WHEREAS, at all applicable times BoC will be duly qualified to act as a real estate broker in the State of California and is experienced in providing residential mortgage loan brokerage and related services to the general public.

     WHEREAS, BWC enjoys established business, correspondent and wholesale broker relationships with fifty or more lenders.

     WHEREAS, the aforementioned lender relationships are available only to BWC and its branches.

     WHEREAS, BoC desires to have immediate access to the aforesaid lender relationships of BWC.

     WHEREAS, establishment of the aforementioned lender relationships is expensive and can take many months.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BWC and BoC agree as follows:

     1. Establishment of Branch

     The parties agree to establish a branch of BWC at each of the following locations (the “Branch Offices”) for the purpose of conducting residential mortgage loan brokerage pursuant to the policies and procedures of BWC and, to the extent applicable, BoC:

1024 Mistletoe	1951 Churn Creek Road,	1177 Placer St.
Redding, CA 96002	Redding CA 96002	Redding, CA 96001

1504 Eureka Rd., Suite	6950 Sunrise Blvd.
100 Roseville, CA 9566	Citrus Heights, CA 95610

     2. License of BWC and Branch Offices

     a. BWC represents that it is licensed as a real estate broker by the California Department of Real Estate (“DRE”), pursuant to the provisions of Business and Professions Code section 10211, and that it is doing business as a residential mortgage broker under the name BWC Mortgage Services.

     b. BoC represents that it will at all applicable times be duly qualified by the California Department of Real Estate to act as a real estate broker, and will maintain that status in good standing at all times during the term of this Agreement. On or before the execution of this Agreement, BoC will appoint Scott Simonich as an officer of BoC for the purpose of his acting as the sponsoring broker/officer of BoC for the issuance of a corporate broker’s license in the name of BoC.

     3. Operation of Branch Offices

     a. BWC represents that it has procured a branch license for each of the Branch Offices. The parties agree that the Branch Offices shall at all times be operated under the name Bank of Commerce MortgageSM. The parties agree that the name Bank of Commerce MortgageSM, its service mark and any and all derivations thereof, including but not limited to, trade names, trademarks and/or logos used in the conduct of the business of the Branch Offices are the sole property of BoC and that, upon termination of this Agreement, BoC will be the only party that will retain the right to use of this name.

     b. BoC agrees to conduct and supervise, to the maximum extent permitted by law, the day-to-day operations of the Branch Offices. BoC agrees to keep the Branch Offices open to the public during normal business hours.

     c. The parties recognize that one or more of the Branch Offices may have an opportunity to provide loan processing or other services to other mortgage brokers and/or mortgage bankers. Although not expressly contemplated by this Agreement, in the event such an opportunity presents itself, the parties agree to negotiate, in good faith, to agree upon the terms and conditions pursuant to which such might be included within the business of one or more of the Branch Offices.

     4. Term

     a. This Agreement is terminable by either party, with or without cause, at any time on thirty (30) days notice pursuant to the notice provisions of paragraph 10.

     b. Upon termination of this Agreement for any reason, BoC shall promptly return to BWC all originals and copies of all Proprietary Information, as that term is defined below. BoC acknowledges and agrees that all such materials are the sole and exclusive property of BWC, and agrees not to utilize such materials for any purpose other than as contemplated by this Agreement, or at all upon termination.

     5. Duties of BWC

     BWC shall, during the term of this Agreement:

     a. Maintain the necessary branch license with the California Department of Real Estate for each of the Branch Offices.

     b. Supervise and control the operations of each of the Branch Offices and their respective personnel, to the extent required by law and as reasonably appropriate.

     c. Allow the Branch Offices, and their loan agents, access to BWC’s business, correspondent and wholesale broker relationships with lenders.

     d. Establish, implement and supervise guidelines and procedures for:

i.	Quality control, including an internal audit plan and review of loan files;

ii.	HMDA Reporting;

iii.	Secondary market relationships, including correspondent relationships, selling of loans, shipping and delivery of loans, lender changes, communications and daily rate sheets;

iv.	Accounting, including monthly profit and loss statements, bill paying, processing and payment of appraisal fees, collection and payment of fees for credit reports, payroll, employee benefits, and trust accounts, if any; and,

v.	Marketing, including approval of materials prepared by BoC.

     e. Provide underwriting assistance, as and when reasonably required by BoC.

     6. Duties of BoC

     a. Operate and administer the Branch Offices in accordance with the policies and procedures of BWC in effect from time to time, including, without limitation, providing reasonable supervision over the activities of licensed salesperson associates and unlicensed assistants and support personnel working at each of the Branch Offices. “Reasonable supervision,” as used herein, includes, as appropriate, the establishment of policies, rules, procedures and systems to review, oversee, inspect and manage:

i.	Transactions requiring a real estate license;

ii.	Documents which may have a material effect upon the rights or obligations of a party to every such transaction;

iii.	Filing, storage and maintenance of all documents created in connection with every such transaction;

iv.	The handling of trust funds, (Branch Manager agrees not to establish or use a trust fund without the prior written approval of BWC. In the event BWC approves the use of a trust fund, Branch Manager shall maintain, record and otherwise handle all trust funds in compliance with Business and Professions Code Section 10145);

v.	The advertising of any service for which a real estate license is required, (Branch Manager understands and agrees that all advertising and promotional copy must comply with all applicable state and federal laws. Accordingly, Branch Manager agrees to provide BWC with copies of all advertising, no later than when it is made available to the public. The term “advertising,” as used herein, shall have that meaning attributed to it by California Business and Professions Code Section 10132.1.);

vi.	Familiarizing salesperson associates, and unlicenced assistants and support personnel, with the requirements of federal and state laws relating to the prohibition of discrimination;

vii.	Familiarizing salesperson associates and unlicenced assistants, with the requirements of federal and state laws relating to the disclosures to be given in connection with residential mortgage loan transactions; and,

viii.	Ensuring that every transaction of a Branch Office, and every salesperson associate involved in each such transaction, is in compliance with all affirmative obligations owed to each borrower, as required by federal law, state law and/or ethical practices, including but not limited to: the duty of utmost care, integrity, honesty and loyalty; the duty to disclose all material loan terms or any other material facts that may affect the decision to borrow and to encumber real property; the duty to maintain confidentiality, except to the extent that information must be disclosed to a potential Lender in order to permit the Lender to make an informed and considered decision to extend credit; and the duty to recommend a competitive loan product in the right class of loans (e.g., “A”. “A-”, “B”, “C”, etc.) when considering the borrower’s income and credit history, financial standing and net worth (including the capacity to repay the loan), personal and financial needs, the loan terms requested at the time of application, the type and location of the proposed real property security, the purpose for obtaining the loan, and any time limits the borrower has imposed to receive the loan in question.

     b. Establish, implement and supervise guidelines and procedures for:

i.	Compliance, including timely provision of appropriate disclosures in appropriate format, assuring all files are fully documented and complete, giving of declination notices, as and when legally mandated and, handling of cancellations;

ii.	Marketing, including design of materials and, once approved by BWC, distribution of materials;

iii.	Securing and maintenance of premises, including determination of and arranging for appropriate locations, furnishings and equipment;

iv.	Processing, including underwriting and preparation of loan documentation;

v.	Staffing, including recruitment, entering into contracts with loan agents, negotiating commission splits and conducting training; and,

vi.	Ensuring compliance with all federal, state and local Predatory Lending Laws.

     7. Compliance with Laws, Regulations and Policies

     BWC and BoC each acknowledge that California real estate law imposes certain obligations on BWC with regard to the supervision, employment and compensation of any person who acts on behalf of BWC in furtherance of licensed activity. BWC shall review and supervise the activities of the Branch Offices as required by law and BoC shall assist BWC in carrying out its supervisory obligations. However, nothing in this Agreement shall be construed as relinquishing BWC’s overall responsibility for the supervision of the acts of salesperson associates licensed to BWC. BoC agrees to comply with all federal, state and local laws, rules, regulations, policies and procedures to which BWC and/or BoC are subject while engaged in licensed mortgage brokerage activity, at all times during the term of this Agreement. BoC agrees to provide to borrowers and potential borrowers such disclosures, in such form and in such manner as BWC, in its sole discretion, shall require from time to time. The parties understand and agree that changes in federal, state and/or local laws, rules, regulations, policies and procedures may necessitate, in BWC’s sole discretion, future amendment of this Agreement in order to maintain full compliance. Accordingly, such amendments may be made by notice given in accordance with the provisions of paragraph 10 below. Any such amendment shall become a part of this Agreement thirty (30) days after notice.

     8. Payment of Compensation

     As compensation for the services to be rendered by it hereunder, BWC shall retain an Operations Fee equal to ten (10%) of all yield spread premiums, broker rebates and/or service release premiums received by the Branch Offices. Thereafter, BWC shall pay one hundred percent (100%) of all Net Profits realized from the operation of the Branch Offices to BoC, in consideration of the services to be provided by BoC hereunder. The term “Net Profits,” as used herein, shall mean Net Income from operations after Expenses but before taxes, in conformity with mortgage industry accounting practices, all as determined according to sound accounting principles. Net Income shall be determined by deducting Expenses from Gross Income. The term “Gross Income” shall mean all income earned and derived from the Branch Offices. The term “Expenses” shall mean all operating expenses of the Branch Offices, including those items of Expense identified elsewhere in this Agreement and including but not limited to the following:

     a. the above described Operations Fee equal to ten (10%) of all yield spread premiums, broker rebates and/or service release premiums received by the Branch Offices, which sum shall be retained by BWC;

     b. rent, copiers, office supplies, telephone service and utilities;

     c. all costs associated with the acquisition and maintenance of furniture, fixtures and equipment reasonably necessary and appropriate to the operation of the Branch Offices;

     d. all costs associated with obtaining and maintaining appropriate business licenses for each of the Branch Offices, as required by law;

     e. commissions, salaries, payroll costs and expenses, and benefits of all employees and loan agents working at the Branch Offices, including premiums for liability and errors and omissions insurance, and, if appropriate, worker’s compensation insurance. (The cost of errors and omissions insurance will be paid by the Branch Offices, as determined by the actual difference between the premium charged for such insurance to BWC without carrying the Branch Offices’ coverage and BWC’s cost for adding the Branch Offices to the policy).

     f. all costs incurred by BWC in connection with the repurchase, by reason of fraud, of any loans originated by the Branch Offices. Such costs may include, without limitation, disputes or settlements involving demands to repurchase loans;

     g. loss or costs, including reasonable attorneys’ fees arising out of suits, actions, audits, foreclosures, or legal proceedings of any nature, arising out of the activities or operations of the Branch Offices;

     h. all costs incurred by BWC in connection with Early Pay-offs or Early Payment Defaults, by reason of fraud, of any loans originated by the Branch Offices;

     i. all costs (including up-front fees) to lock and/or extend locked loans; and,

     j. monthly shortages resulting from, but not limited to, non-collection of fees paid for credit reports, appraisals, etc.

     9. Proprietary Information

     All loan files, records, documents, lists, rate sheets, product guidelines, investor/secondary market information, databases, trade secrets, procedure manuals, training manuals, forms, marketing materials, hardware and software obtained from BWC, and similar items relating to the business of BWC (collectively “Proprietary Information”) whether prepared by BoC or otherwise, which comes into the possession of any Branch Office, its personnel and/or BoC during the term of this Agreement shall be, and remain, the exclusive property of BWC.

     10. Notices

     Any notice required or permitted under this Agreement shall be in writing, delivered to the party at the address set forth for such party below, and shall be deemed effectively delivered upon (i) personal delivery, (ii) one (1) day after deposit for overnight delivery with Federal Express or a comparable national express courier, or (iii) five (5) days after deposit in the United States mail, by first-class mail, postage prepaid. Notices shall be delivered to the parties at the following addresses:

If to BWC:	If to BoC:

Scott Simonich	Michael Mayer
BWC Mortgage	Redding Bank of Commerce
3130 Crow Canyon Place, Suite 170	1951 Churn Creek Road
San Ramon, CA 94583	Redding, CA 96002

     A party may designate another address for notice purposes upon written notice thereof pursuant to the provisions of this paragraph.

     11. Indemnity and Hold Harmless

     a. BoC agrees to indemnify, defend and hold BWC, its officers, directors, shareholders and employees, and their respective successors and assigns, harmless from and against all liability, claims, losses, suits, demands, costs, expenses, penalties, fines, forfeitures, judgments, or damages, including reasonable attorneys’ fees and court costs arising from its negligent acts and/or omissions or willful misconduct, including but not limited to matters arising out of or in connection with the failure of BoC to comply with any federal or state law, regulation, order, rule, or other legal requirement related directly or indirectly to the brokering of residential mortgage loans.

     b. BWC agrees to indemnify, defend and hold BoC, its officers, directors, shareholders and employees, and their respective successors and assigns, harmless from and against all liability, claims, losses, suits, demands, costs, expenses, penalties, fines, forfeitures, judgments, or damages, including reasonable attorneys’ fees and court costs arising from its negligent acts and/or omissions or willful misconduct, including but not limited to matters arising out of or in connection with the failure of BWC to comply with any federal or state law, regulation, order, rule, or other legal requirement related directly or indirectly to the brokering of residential mortgage loans.

     c. The cost of securing and maintaining insurance coverage for some or all of the matters covered by this paragraph 11, including but not limited to the payment of any deductible(s), shall be considered an expense of the Branch Offices.

     12. Authority to Contract

     a. BoC shall have no authority to enter into any agreement in the name of BWC. BoC agrees to indemnify and hold BWC harmless from and against any and all liability arising out of any agreement entered into without the prior written consent of BWC. This covenant of indemnity shall include all costs of defense, including reasonable attorney’s fees, for any such claim asserted.

     b. BWC shall have no authority to enter into any agreement in the name of BoC. BWC agrees to indemnify and hold BoC harmless from and against any and all liability arising out of any agreement entered into without the prior written consent of BoC. This covenant of indemnity shall include all costs of defense, including reasonable attorney’s fees, for any such claim asserted.

     13. Status of Loans in Process at Termination

     Except in the case of termination due to fraud or intentional breach of duty to a client, and subject to any applicable law to the contrary, any mortgage loans which are in process or which have been originated by the Branch Offices, up to and including any mortgage loans originated through 5:00 p.m. on the date of termination of this Agreement, shall be processed, submitted and closed by BWC. BoC shall receive compensation related thereto in accordance with the terms of this Agreement, as if such loans had been closed prior to termination, provided that all loan files and other BWC property have been returned to BWC. All rights of BoC to compensation under this Agreement shall immediately terminate in the event of the termination of this Agreement due to fraud or intentional breach of a fiduciary duty to a borrower.

     14. Arbitration

     Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including determination of the scope or applicability of this arbitration provision, shall be determined by binding arbitration in Contra Costa County, California, before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that state. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the arbitration award may be entered in any court having jurisdiction.

     The arbitrator shall, in the arbitration award, allocate all of the costs of the arbitration and the reasonable attorneys’ fees of the prevailing party against the party who did not prevail.

     15. Miscellaneous

     a. Effective Date

     The “Effective Date” of this Agreement shall be the date that it is has been signed by both BWC and BoC.

     b. Assignment

     No party to this Agreement shall assign any of its rights, duties and/or obligations hereunder, without the prior written consent of the other, which consent shall not be unreasonably withheld. Any permitted assignee shall be considered an intended third-party beneficiary of the representations, warranties, covenants, agreements and remedies contained herein.

     c. Choice of Law

     This Agreement shall be governed by and construed under the laws of the State of California, without regard to its conflicts of laws principles.

     d. Integration

     This Agreement is the entire agreement between the parties regarding the subject matter and supersedes any prior oral or written agreement among them regarding the subject matter contained herein.

     e. Amendment

     This Agreement may not be amended or modified orally and no provision of this Agreement may be waived or amended except in a writing which makes reference to this Agreement and which is signed by BWC and BoC.

     f. Severability

     If a court of competent jurisdiction finds any provision in this Agreement to be invalid, illegal, or otherwise unenforceable, that determination will not affect any other provision of this Agreement. The invalid provision will be severed from this Agreement and all remaining provisions will continue to be of full force and effect.

     g. Interpretation

     Any ambiguities in this Agreement will not be strictly construed against the drafter of the language concerned but will be resolved by applying the most reasonable interpretation under the circumstances giving full consideration to the intentions of the parties at the time of contracting. This Agreement will not be construed against any party by reason of its preparation.

     h. No Third Party Beneficiaries

     Except as expressly set forth in subparagraph 15(b), above, this Agreement has been made by, and is made solely for the benefit of BoC and BWC, their respective successors and permitted assigns. Except as expressly set forth in subparagraph 15(b) above, nothing in this Agreement is intended to confer any rights or remedies under or because of this Agreement on any persons or entities other than the parties to it and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person or entity to any party to this Agreement.

     i. Waiver

     No waiver of any provision of this Agreement or consent to any action shall constitute a waiver of any other provision of this Agreement or consent to any other action. No waiver or consent shall constitute a continuing waiver or consent, or commit a party to provide a future waiver.

     j. Further Assurances

     BWC and BoC each covenant and agree to execute and deliver any and all additional papers, documents and other assurances, and to do any and all acts and things reasonably necessary in connection with the performance of their respective obligations hereunder to carry out the intent and purpose of this Agreement.

     k. Captions

     All captions and headings in this Agreement are for reference only and may not be used in the interpretation of this Agreement or any related document.

     l. Counterparts

     This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The parties agree that a signed copy of this Agreement transmitted by one party to the other by facsimile transmission shall be binding upon the sending party to the same extent as a signed original of this Agreement.

     m. Attorneys’ Fees

     In the event that any action is brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

     n. Survival Upon Termination

     The representations, warranties, covenants and other obligations and agreements of BWC and BoC, as contained in this Agreement, including without limitation indemnification obligations, shall survive any termination of this Agreement.

     o. Non-exclusive Remedies

     No remedy under this Agreement is exclusive of any other available remedy, but each remedy is cumulative and is in addition to other remedies given under this Agreement or existing in law or in equity.

     p. Offset

     Amounts past due and owing by BoC to BWC under this Agreement may, at BWC’s option and in its sole discretion, be offset by BWC against any payments or other indebtedness then or thereafter owed by BWC to BoC. Amounts past due and owing by BWC to BoC under this Agreement may, at BoC’s option and in its sole discretion, be offset by BoC against any payments or other indebtedness then or thereafter owed by BoC to BWC.

     q. Statute of Limitations

     Any action arising under this Agreement or because of its breach must be commenced within one year after the cause of action accrues.

     r. No Partnership or Joint Venture Intended

     BWC and BoC intend that, to the maximum extent permissible by law, this Agreement shall not be construed as a partnership and/or joint venture.

     s. Anti-Poaching

     BWC and BoC each agree not to solicit or in any way entice to leave, interview, hire or contract with, either directly or indirectly, any employees or independent contractors affiliated with the other, or any of its affiliates, during the term of this Agreement, and for a period of one (1) year following termination of this Agreement.

     t. Jury Trial

     BoC and BWC each agree, to the maximum extent permitted by law, to waive trial by jury in any action or proceeding arising out of this Agreement.

     Signature Page Follows

     IN WITNESS WHEREOF, the undersigned have executed this Agreement at San Ramon, California.

Dated:		Dated:

BWC		BoC

By:		By:

	Scott Simonich	Name: Michael Mayer